Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 12, 2013, Media General, Inc. (“Media General” or the “Company”) and New Young Broadcasting Holding Co., Inc. (“Young”) were combined in an all stock, tax free merger (the “Young Merger”). Although Media General was the legal acquirer in the Young Merger, the Young Merger was accounted for as a reverse merger whereby Young was deemed to have acquired Legacy Media General (as defined below) for accounting purposes only. Consequently, the consolidated financial statements of Media General (referred to for this purpose as “Legacy Media General”), the legal acquirer and a continuing public corporation in the Young Merger, have been prepared with Young as the surviving entity but named Media General, Inc. Accordingly, the statement of operations for the year ended December 31, 2013 reflects the results of Young from January 1, 2013 to November 11, 2013, and the results of the combined company from November 12, 2013 through December 31, 2013.

On March 21, 2014, Media General announced a definitive agreement to acquire LIN Media LLC (“LIN”) in a stock and cash merger transaction (the “LIN Merger”). Consummation of the LIN Merger is subject to customary closing conditions including, among other things, approval by the Federal Communications Commission (“FCC”) and shareholder approval from both Media General and LIN shareholders. In addition, in February 2014, LIN completed a significant acquisition of Federated Media Publishing, Inc. (“Federated Media” and the acquisition thereof, the “Federated Media Acquisition”).

The unaudited pro forma condensed combined financial information that follows for the year ended and as of December 31, 2013 has been derived from the historical consolidated financial statements of Media General for the year ended and as of December 31, 2013, the historical consolidated financial statements of Legacy Media General for the period January 1, 2013 to November 11, 2013 and the historical consolidated financial statements of LIN and historical financial statements of Federated Media for the year ended and as of December 31, 2013, along with certain adjustments. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 has been prepared as though the Young Merger and the LIN Merger occurred as of January 1, 2013, and the unaudited pro forma condensed combined balance sheet information at December 31, 2013 has been prepared as if the LIN Merger occurred as of December 31, 2013. The pro forma adjustments are based on available information and assumptions that Media General’s management believes are reasonable. Such adjustments are estimates and are subject to change.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the combined company would be had the LIN Merger occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position. The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies that the management of Media General and LIN believe could have been achieved had the LIN Merger been completed on the dates indicated.

The LIN Merger will be accounted for using the purchase method of accounting in accordance with the Financial Accounting Standards Board (ASC 805, Business Combinations). Media General’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the LIN Merger and concluded, based on a consideration of the pertinent facts and circumstances, that Media General will acquire LIN for financial accounting purposes. Accordingly, Media General’s cost to acquire LIN has been allocated to the acquired assets, liabilities and commitments based upon their estimated fair values. The allocation of the purchase price is preliminary and is dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a final allocation. In addition, the final purchase price of Media General’s acquisition of LIN will not be known until the date of closing of the LIN Merger and could vary materially from the preliminary purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented. The actual amounts recorded as of the completion of the LIN Merger may differ materially from the information presented in the unaudited pro forma condensed combined financial statements as a result of several factors, including the following:

•	changes in LIN’s net assets between the pro forma balance sheet date of December 31, 2013 and the closing of the LIN Merger, which could impact the preliminary estimated purchase price or the preliminary estimated fair value as of the effective date of the LIN Merger;

•	changes in the price of Media General’s common stock;

•	the value of the combined company at the effective date of the LIN Merger; and

•	other changes in net assets that may have occurred prior to the completion of the LIN Merger, which could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. For a description of some of these risks and uncertainties, see the “Risk Factors” contained in Media General’s Form 10-K for the year ended December 31, 2013, as well as the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included or incorporated by reference in Media General’s preliminary prospectus supplement, filed with the Securities and Exchange Commission on April 28, 2014.

Media General, Inc.

Pro Forma Condensed Combined Balance Sheet

(Unaudited, in thousands)

	As of December 31, 2013
		LIN — Federated Merger					Media General — LIN Merger
	Media General Historical	LIN Media Historical	Federated Media Historical	Federated Media Pro Forma Adjustments		Pro Forma LIN Media	Combined Company Pro Forma Adjustments		Pro Forma Combined Company
ASSETS
Current assets:
Cash and cash equivalents	$71,618	$12,525	$46	$971	1(a)	$13,542	$(70,000)	1(f)	$15,160
Trade accounts receivable, net	110,283	145,309	10,687	—		155,996	—		266,279
Current deferred tax asset	7,506	6,898	—	18	1(b)	6,916	—		14,422
Prepaid expenses and other current assets	13,889	15,201	461	(18)	1(b)	15,644	—		29,533

Total current assets	203,296	179,933	11,194	971		192,098	(70,000)		325,394

Property and equipment, net	285,467	221,078	4,408	(4,155)	1(b)	221,331	26,206	1(g)	533,004
Deferred tax asset long term	42,711	—	—	—		—	(42,711)	1(h)	—
Other assets, net	35,477	12,299	192	—		12,491	32,617	1(i),1(j)	80,585
Deferred financing costs	—	16,448	—	—		16,448	(16,448)	1(i),1(j)	—
Definite lived intangible assets, net	239,642	47,049	712	10,786	1(b),1(c)	58,547	447,251	1(g)	745,440
Broadcast licenses	573,300	536,515	—	—		536,515	348,965	1(g)	1,458,780
Goodwill	541,475	203,528	6,484	549	1(c)	210,561	968,808	1(g)	1,720,844

Total assets	$1,921,368	$1,216,850	$22,990	$8,151		$1,247,991	$1,694,688		$4,864,047

Current liabilities:
Trade accounts payable	$11,783	$14,002	$4,752	$(44)	1(b)	$18,710	$—		$30,493
Accrued salaries and wages	14,183	—	—	—		—	12,953	1(i)	27,136
Accrued compensation and benefits	—	—	1,136	(1,136)	1(b)	—	—		—
Income taxes payable	—	1,420	—	44	1(b)	1,464	—		1,464
Other accrued expenses and other current liabilities	42,656	51,696	1,514	2,031	1(a),1(b), 1(e)	55,241	(5,926)	1(i)	91,971
Current installments of long-term debt	11,217	17,364	5,000	(5,000)	1(d)	17,364	21,419	1(k)	50,000
Line of credit	—	—	4,593	(4,593)	1(d)	—	—		—
Convertible notes	—	—	6,175	(6,175)	1(d)	—	—		—
Deferred revenue	—	—	194	(194)	1(b)	—	—		—
Program obligations	—	7,027	—	—		7,027	(7,027)	1(i)	—
Current installments of obligation under capital leases	153	—	—	—		—	502	1(i)	655

Total current liabilities	79,992	91,509	23,364	(15,067)		99,806	21,921		201,719

Long-term debt	905,783	927,328	4,670	18,330	1(d)	950,328	791,820	1(i),1(k)	2,647,931
Obligations under capital leases, excluding current installments	1,156	—	—	—		—	14,101	1(i)	15,257
Deferred income tax liabilities	—	64,686	—	30	1(b)	64,716	264,218	1(f),1(h)	328,934
Retirement and postretirement plans	155,309	—	—	—		—	16,869	1(i)	172,178
Program obligations	—	4,146	—	—		4,146	(4,146)	1(i)	—
Other liabilities	43,891	27,209	223	(30)	1(b)	27,402	(12,723)	1(i)	58,570

Total liabilities	1,186,131	1,114,878	28,257	3,263		1,146,398	1,092,060		3,424,589

Redeemable noncontrolling interest	—	12,845	—	—		12,845	—		12,845
Stockholders’ equity (deficit):
Common stock	570,237	1,142,959	—	—		1,142,959	(397,043)	1(l),1(m)	1,316,153
Treasury shares	—	(21,984)	—	—		(21,984)	21,984	1(l)	—
Additional paid-in capital	—	—	44,438	(44,438)	1(e)	—	—		—
Accumulated other comprehensive income (loss)	5,668	(25,526)	—	—		(25,526)	25,526	1(l)	5,668
Retained earnings (accumulated deficit)	161,076	(1,006,322)	(49,705)	49,326	1(e)	(1,006,701)	952,161	1(f),1(l)	106,536

Total stockholders’ equity (deficit) attributable to Company	736,981	89,127	(5,267)	4,888		88,748	602,628		1,428,357
Noncontrolling interests	(1,744)	—	—	—		—	—		(1,744)

Total stockholders’ equity (deficit)	735,237	89,127	(5,267)	4,888		88,748	602,628		1,426,613

Total liabilities, redeemable noncontrolling interest and stockholders’ equity (deficit)	$1,921,368	$1,216,850	$22,990	$8,151		$1,247,991	$1,694,688		$4,864,047

See notes to the pro forma condensed combined financial statements.

Media General, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited, in thousands except per share amounts)

	For the Year Ended December 31, 2013
	Media General — Young Merger						LIN — Federated Merger						Media General — LIN Merger
	Media General Historical	Legacy Media General Historical	Media General Pro Forma Adjustments			Pro Forma Media General	LIN Media Historical	Federated Media Historical	Federated Media Pro Forma Adjustments			Pro Forma LIN Media	Combined Company Pro Forma Adjustments			Pro Forma Combined Company
Net operating revenue	$269,912	$273,566	$—			$543,478	$652,363	$37,169	$—			$689,532	$—			$1,233,010
Operating costs:
Cost of revenues	—	—	—			—	—	25,276	(25,276)	2	(i)	—	—			—
Research and development	—	—	—			—	—	1,742	(1,742)	2	(i)	—	—			—
Sales and marketing	—	—	—			—	—	12,157	(12,157)	2	(i)	—	—			—
General and administrative	—	—	—			—	—	3,718	(3,718)	2	(i)	—	—			—
Operating expenses, excluding depreciation expense	95,214	100,757	(5,169)	2	(a)	190,802	251,078	—	35,623	2	(i)	286,701	(1,523)	2	(n)	475,980
Station selling, general and administrative expenses	71,243	80,264	5,169	2	(a)	156,676	162,550	—	2,681	2	(i)	165,231	(3,164)	2	(n)	318,743
Amortization of program license rights	11,362	9,425	—			20,787	29,242	—	—			29,242	—			50,029
Corporate and other expenses	19,016	28,932	3,064	2	(b)	51,012	41,377	—	(143)	2	(j)	41,234	36,043	2 2 2	(n), (o), (q)	128,289
Depreciation and amortization	25,772	19,365	18,577	2	(c)	63,714	69,680	579	2,629	2 2	(i), (k)	72,888	25,157	2	(p)	161,759
Loss on disposal of property and equipment, net	399	284	—			683	710	—	—			710	—			1,393
Restructuring	—	—	—			—	3,895	—	—			3,895	1,081	2	(q)	4,976
Contract termination costs	—	—	—			—	3,887	—	—			3,887	—			3,887
Merger-related expenses	13,079	16,364	(29,443)	2	(d)	—	—	—	—			—	—			—

Total operating costs	236,085	255,391	(7,802)			483,674	562,419	43,472	(2,103)			603,788	57,594			1,145,056

Operating income	33,827	18,175	7,802			59,804	89,944	(6,303)	2,103			85,744	(57,594)			87,954

Other income (expense):
Interest expense	(12,687)	(71,724)	45,189	2	(e)	(39,222)	(56,607)	(4,349)	3,766	2	(l)	(57,190)	(11,888)	2	(r)	(108,300)
Debt modification and extinguishment costs	(4,509)	—	4,509	2	(f)	—	—	—	—			—	—			—
Other, net	48	(108)	—			(60)	(2,156)	6	—			(2,150)	—			(2,210)

Total other income (expense)	(17,148)	(71,832)	49,698			(39,282)	(58,763)	(4,343)	3,766			(59,340)	(11,888)			(110,510)

Income (loss) before income taxes	16,679	(53,657)	57,500			20,522	31,181	(10,646)	5,869			26,404	(69,482)			(22,556)
Income tax (expense) benefit	(12,325)	(8,470)	(23,000)	2	(g)	(43,795)	125,420	(68)	(2,391)	2	(m)	122,961	27,793	2	(s)	106,959

Income (loss) from continuing operations	4,354	(62,127)	34,500			(23,273)	156,601	(10,714)	3,478			149,365	(41,689)			84,403
Income (loss) attributable to noncontrolling interests (included above)	(1,786)	—	1,641	2 2	(e), (f)	(145)	(1,512)	—	—			(1,512)	2,056	2	(t)	399

Income (loss) from continuing operations attributable to Company	$6,140	$(62,127)	$32,859			$(23,128)	$158,113	$(10,714)	$3,478			$150,877	$(43,745)			$84,004

Income (loss) from continuing operations per common share (basic)	$0.11	$(2.25)				$(0.26)	$3.02					$2.88				$0.64
Weighted average common shares (basic)	53,337	27,575		2	(h)	88,524	52,439					52,439		2	(u)	131,933
Income (loss) from continuing operations per common share (assuming dilution)	$0.10	$(2.25)				$(0.26)	$2.84					$2.71				$0.61
Weighted average common shares (assuming dilution)	64,101	27,575		2	(h)	88,524	55,639					55,639		2	(u)	137,013

See notes to the pro forma condensed combined financial statements.

Media General, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

Adjustments to Balance Sheet as of December 31, 2013:

(1a)	Reflects $23 million of revolving borrowings under LIN’s senior secured credit facility, governed by a credit agreement (the “Credit Agreement”) dated as of October 26, 2011, as amended on December 19, 2011 and December 24, 2012, by and among LIN Television Corporation (“LIN Television”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the banks and other financial institutions party thereto (the “senior secured credit facility”), offset by $21.9 million of cash that would have been paid to acquire Federated Media had closing occurred on December 31, 2013 and the net of obligations of the sellers assumed by LIN and a working capital adjustment owed to LIN by the sellers. LIN did not assume Federated Media’s cash balance and obligations under its line of credit and term loan.

(1b)	Reflects reclassifications to the historical presentation of the Federated Media balance sheet to conform to the presentation used in the LIN balance sheet. The adjustments reclassify internally developed software costs, line of credit borrowings, income taxes payable, accrued compensation and benefits, deferred revenue, and deferred income taxes to the lines in which they would appear in the LIN balance sheet.

(1c)	Reflects an adjustment to record identifiable tangible and intangible assets of Federated Media at their preliminary estimated fair value.

(1d)	Reflects adjustments to reverse Federated Media’s debt that was not assumed in the Federated Media Acquisition and show $23 million of revolving borrowings under LIN’s senior secured credit facility.

(1e)	Eliminates Federated Media’s historical stockholders’ deficit in connection with purchase accounting adjustments and a $0.6 million charge, net of tax, to accumulated deficit for accrued transaction fees and expenses.

(1f)	Represents an estimate of merger-related expenses, net of tax, expected to be incurred by Media General and LIN. The adjustment to retained earnings is net of the expected tax benefits of the portion of merger-related expenses that are expected to be deductible.

(1g)	Reflects an adjustment to record identifiable tangible and intangible assets of LIN at their preliminary estimated fair value. The allocation of purchase price is subject to change as the appraisals are completed and more facts become known.

(1h)	Reflects the recordation of deferred tax liabilities for the difference between the book and tax basis of assets acquired as a result of purchase accounting.

(1i)	Reflects reclassifications to the presentation of LIN’s pro forma balance sheet to conform to the presentation used in the Media General balance sheet. The adjustments reclassify deferred financing costs, accrued salaries and wages, program obligations, capital lease obligations, and retirement and postretirement obligations to the lines in which they would appear in the Media General balance sheet.

(1j)	Reflects the addition of $32.6 million of deferred financing costs expected to be incurred by Media General to finance the LIN acquisition offset by the elimination of LIN’s existing deferred financing costs of $16.4 million as a result of purchase accounting.

(1k)	Represents an estimate of incremental debt financing necessary to acquire LIN and refinance LIN’s existing debt with the exception of LIN Television’s 6 3/8% senior notes due 2021 (“LIN Television’s 2021 Notes”).

(1l)	Eliminates LIN’s stockholders’ equity in connection with purchase accounting adjustments.

(1m)	Represents an estimate of the number of shares of common stock expected to be issued to acquire LIN (43,409,709) at an estimated stock price of $15.50/share (based on the closing price of Media General common stock on April 24, 2014) and an estimate of the fair value of replacement share-based payment awards to be issued to certain LIN employees. As LIN shareholders can elect to receive cash or stock subject to proration, the number of shares that will ultimately be issued will not be known until the LIN Merger closes. Furthermore, the equity component of the purchase price could be materially higher or lower depending on the stock price at the time the LIN Merger closes. The Company estimates that each $1 change in stock price would raise or lower the purchase price by approximately $49 million.

For purposes of these Pro Forma Condensed Combined Financial Statements the estimated purchase price of Federated Media was allocated based on preliminary estimated fair value as follows (in thousands):

Estimated purchase price	$22,305
Working capital acquired	(3,534)
Property and equipment	(253)
Definite-lived intangible assets	(11,498)
Other assets acquired	(192)
Other liabilities assumed	193
Deferred income tax liability recorded in conjunction with acquisition	12

Excess of cost over fair value of net identifiable assets of acquired businesses	$7,033

The amount allocated to definite-lived intangible assets represents the estimated fair values of trademarks of $2.2 million, customer relationships of $1.2 million, publisher relationships of $4.2 million and completed technology of $3.9 million. These intangible assets are expected to be amortized over the estimated remaining useful lives of seven years for trademarks, four years for customer relationships, eight years for publisher relationships and three years for completed technology.

For purposes of these Pro Forma Condensed Combined Financial Statements the estimated purchase price of LIN was allocated based on preliminary estimated fair value as follows (in thousands):

Estimated purchase price	$1,508,916
Working capital acquired	(102,238)
Property and equipment	(247,537)
FCC licenses (indefinite lived)	(885,480)
Definite-lived intangible assets	(505,798)
Other assets acquired	(12,491)
Long-term debt assumed	985,314
Long-term capital lease liability assumed	14,101
Pension and post-retirement liabilities assumed	16,869
Other liabilities assumed	14,679
Redeemable noncontrolling interests assumed	12,845
Deferred income tax liability recorded in conjunction with acquisition	380,189

Excess of cost over fair value of net identifiable assets of acquired businesses	$1,179,369

The amount allocated to definite-lived intangible assets represents the estimated fair values of network affiliations of $334 million, advertiser relationships of $125 million, customer relationships of $18.2 million, completed technology of $11.2 million, favorable lease assets of $8.2 million, and other intangible assets of $8.9 million. These intangible assets are expected to be amortized over the estimated remaining useful lives of 15 years for network affiliations, seven years for advertiser relationships, eight years for customer relationships, three years for completed technology, 31 years for favorable lease assets and six years for other intangible assets.

Adjustments to Statement of Operations for the year ended December 31, 2013:

(2a)	Reflects the reclassification of certain operating costs to be consistent with Young’s accounting policy.

(2b)	Reflects the recordation of estimated expense for amortization of deferred stock units issued to certain named executive officers upon the consummation of the Young Merger and the incremental expense attribution for the fair value of equity awards relating to post-combination service for the year ended December 31, 2013.

(2c)	Reflects the increase in the depreciation and amortization expense resulting from the purchase price adjustment of tangible and intangible assets to estimated fair value of Legacy Media General. Depreciation and amortization is based on the estimated remaining useful life.

(2d)	Reflects the elimination of Media General and Legacy Media General expenses related to the Young Merger incurred during the year ended December 31, 2013, for pro forma presentation purposes.

(2e)	Reflects adjustments to interest expense with the assumption that the $885 million credit agreement, dated as of July 31, 2013 (the “Media General Credit Agreement”), among Media General and the Royal Bank of Canada, as the administrative agent, and the other agents and lenders party thereto, and $32 million term loan facility, dated as of July 31, 2013 (the “Shield Media Credit Agreement”), among Shield Media LLC and Shield Media Lansing LLC (“Shield Media”) and the Royal Bank of Canada, as the administrative agent and collateral agent, and the other agents and lenders party thereto, both consummated November 12, 2013, were outstanding for the entire period. The $885 million term loan under the Media General Credit Agreement matures in seven years and bears interest at LIBOR (with a LIBOR floor of 1%) plus a margin of 3.25% and the $32 million of Shield Media term loans mature in five years and bear interest at LIBOR plus a margin of 3.25%. As the Shield Media Credit Agreement does not have a LIBOR floor, the Company was subject to fluctuations in interest rates as of December 31, 2013. A 12.5 basis point change in market interest rates would increase or decrease annualized cash interest expense by approximately $40 thousand.

(2f)	Reflects elimination of debt modification and extinguishment costs that were incurred as part of the refinancing of Media General and Shield Media debt in connection with the Young Merger.

(2g)	Reflects the tax effect of pro forma adjustments using the statutory rate in effect for the period presented.

(2h)	Assumes that 87.7 million shares of Media General’s voting common stock (the “Voting Common Stock”) and 0.8 million shares of Media General’s non-voting common stock (“Non-voting Common Stock”) as of December 31, 2013 were outstanding for the entire period.

(2i)	Reflects reclassifications to the historical presentation of the Federated Media statement of operations to conform to the presentation used in the LIN statement of operations. The adjustments (1) reclassify cost of revenues into operating expenses, selling, general and administrative expenses, and depreciation; (2) reclassify research and development to operating expenses and selling, general and administrative expenses; (3) reclassify sales and marketing to operating expenses and selling, general and administrative expenses; and (4) reclassify general and administrative to operating expenses and selling, general and administrative expenses.

(2j)	Reflects the elimination of Federated Media transaction-related expenses incurred during the year ended December 31, 2013, for pro forma presentation purposes.

(2k)	Reflects a $2 million decrease in the depreciation and amortization expense resulting from the purchase price adjustment of tangible and intangible assets to estimated fair value of Federated Media and the extended useful lives of the identifiable intangible assets.

(2l)

Reflects the reversal of interest on Federated Media’s debt that was not purchased or assumed as part of the Federated Media Acquisition, offset by interest expense related to the $23 million of revolving borrowings under LIN’s senior secured credit facility used to finance the Federated Media Acquisition. Cash interest on LIN’s revolving credit facility, as governed by the Credit Agreement (the “revolving credit facility”), is based on an assumed one-month LIBOR rate of 0.16% plus an applicable margin of 2.75% in place at the time of the Federated Media Acquisition, as well as the reduction of the commitment fee on the undrawn portion of LIN’s revolving credit facility, which was 0.375% at the time of the Federated Media Acquisition. A 12.5 basis point change in market interest rates would increase or decrease annualized cash interest expense by approximately $29 thousand.

(2m)	Reflects the tax effect of pro forma adjustments using the statutory rate in effect for the period presented.

(2n)	Reflects the reclassification of bonus expense and share-based payment expense to corporate and other expenses consistent with Media General’s accounting policies.

(2o)	Reflects the incremental expense attribution for the fair value of replacement equity awards issued to LIN employees (in connection with the Federated Media Acquisition) relating to post-combination service for the year ended December 31, 2013.

(2p)	Reflects the increase in the depreciation and amortization expense resulting from the purchase price adjustment of tangible and intangible assets to estimated fair value of LIN. Depreciation and amortization is based on the estimated remaining useful life.

(2q)	Represents the reclassification of severance expense associated with former Young corporate employees from corporate and other expenses.

(2r)	Reflects adjustments to interest expense with the assumption that the committed debt that will be used to finance the LIN Merger was outstanding for the entire period. A 12.5 basis point change in market interest rates would increase or decrease annualized cash interest expense by approximately $0.8 million.

(2s)	Reflects the tax effect of pro forma adjustments using the statutory rate in effect for the period presented.

(2t)	Reflects the separate presentation of net income attributable to LIN’s variable interest entities to be consistent with Media General’s accounting policies.

(2u)	Assumes that 131.1 million shares of Voting Common Stock and 0.8 million shares of Non-voting Common Stock were outstanding for the entire period. The shares of Voting Common Stock include 43.4 million shares of Voting Common Stock expected to be issued to acquire LIN. Diluted common shares include an estimate of dilutive stock options and restricted stock for the year ended December 31, 2013.

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The unaudited pro forma condensed combined financial information does not reflect certain events that have occurred or may occur after the LIN Merger. As such, the combined company’s financial statements may be materially different than the unaudited pro forma condensed combined financial information presented. The following material items are not reflected in the unaudited pro forma condensed combined financial information:

1.	Media General expects to swap or otherwise divest certain television stations as part of the process of obtaining regulatory approvals for the LIN Merger. As the stations that may be swapped or otherwise divested are not yet known, the pro forma financial statements do not reflect any adjustments to pro forma revenue and expenses.

2.	Total LIN Merger transaction costs are estimated to be $70 million, which is reflected on the balance sheet as an adjustment as required by the pro forma rules. GAAP requires these costs to be recorded as period expenses.

3.	The pro forma condensed combined statements of operations reflect historical income tax expense of the respective companies and the tax effect of pro forma adjustments at the statutory rate. Legacy Media General’s historical tax expense of $8.5 million was primarily related to the need for additional valuation allowance in connection with the tax amortization of indefinite-lived intangible assets that was not available to offset existing deferred tax assets (termed a “naked credit”); this adjustment is no longer required following the Young Merger. LIN recognized a $124.3 million tax benefit as a result of the merger of LIN TV Corp. with and into LIN Media LLC and also recognized an $18.2 million tax benefit as a result of the reversal of state valuation allowances. These tax benefits will not recur in future periods. Consequently, the effective tax rate of the new holding company formed following the LIN Merger, which will be named Media General, Inc., is expected to differ materially from the amount presented above.

4.	Following the LIN Merger, operating synergies of approximately $70 million are expected to be achieved. These operating synergies are not reflected in the pro forma condensed combined statement of operations.